UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 19, 2007

NO BORDERS, INC
(Exact name of registrant as specified in its charter)

Nevada	0-1738	88-0429812
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18301 Von Karman Irvine, CA 92613
(Address of principal executive offices)

(949) 251-0250
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2007 Puale Cruz Takash and Robert M. Rosenfeld informed No Borders Inc. (the “Company”) and the Board of Directors that they were resigning from the Board of Directors effective immediately. The resignation of Ms. Takash and Mr. Rosenfeld was at the request of the Company. Ms. Takash and Mr. Rosenfeld did not resign as the result of any disagreement with the Company or any matters relating to the Company’s operations, policies, or practices.

In connection with the resignations above, Raul Hinojsa, the sole Director of the Company, appointed Farooq Bajwa and Dan Johnson to fill the vacancies on the Board of Directors.

Mr. Farooq Bajwa is the Chairman & Chief Executive Officer of InfoSpan, Inc. Mr. Bajwa has nearly 25 years of experience in the technology industry including a 15-year tenure as CEO of Computer & Technology Group. Throughout his career he has held positions with NCR, Burroughs, Western Honeywell and Digital Equipment.

Mr. Dan Johnson is Senior Vice President of InfoSpan, Inc. Mr. Johnson has more than two decades of experience in the technology industry. Past roles include president of Rutilus Software, a disk based storage software developer and vice president of OEM sales for Toshiba America Electronic Components, where his accounts included Dell, HP, IBM, Gateway, AST, Apple, Sun and NEC.

Item 8.01 Other Events

On March 9, 2007 the Company filed a Form 8-K to disclose the issuance of 10,000,000 shares of Series B Preferred Stock. At the same time, the Company filed a Certificate of Designation with the State of Nevada to establish the 10,000,000 shares of Series B Preferred Stock and to describe the rights and limitations of each share of such Preferred Stock. These actions were not authorized by the Board of Directors and are not valid.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	Written Consent of the Board of Directors of No Borders, Inc. dated January 5, 2007.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NO BORDER, INC.

Dated: March 19, 2007	By:	/s/ Farooq Bajwa
Farooq Bajwa
Acting President

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